Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1, Amendment No. 3, of our report dated October 13, 2011, relating to the balance sheet of BGS Acquisition Corp. (a corporation in the development stage) as of October 5, 2011, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 9, 2011 (date of incorporation) to October 5, 2011, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey
March 9, 2012